Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1), each of the undersigned parties hereby agrees to file this Schedule 13G, and any amendments thereto, jointly on behalf of each of them.

Dated: February 11, 2021

AMAZON.COM, INC.

By:	/s/ David A. Zapolsky
David A. Zapolsky
Senior Vice President

BOWIE STRATEGIC INVESTMENTS, INC.

By:	/s/ Scott Collier
Scott Collier
Assistant Secretary